Pillsbury Winthrop Shaw Pittman LLP 12255 El Camino Real, Suite 300 | San Diego, CA 92130-4088 | tel 619.234.5000 | fax 858.509.4010	Exhibit 5.1

July 22, 2013

Opexa Therapeutics, Inc.

2635 Technology Forest Boulevard

The Woodlands, Texas 77381

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Opexa Therapeutics, Inc., a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-1 (Registration No. 333-189395) relating to the registration under the Securities Act of 1933 (the “Act”) of 9,300,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company, all of which are authorized but heretofore unissued shares (including 1,395,000 shares subject to the underwriters’ over-allotment option) to be offered and sold by the Company. Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Act (a “Rule 462(b) Registration Statement”) is herein referred to as the “Registration Statement.”

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Company (including any shares of Common Stock registered pursuant to a Rule 462(b) Registration Statement) have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the board of directors of the Company, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the Texas Corporation Law of the State of Texas, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP